EXHIBIT 3.56

FORM B

BEFORE ATTEMPTING TO EXECUTE THESE BLANKS BE SURE TO READ

CAREFULLY THE INSTRUCTIONS ON THE BACK THEREOF.

(THESE ARTICLES MUST BE FILED IN DUPLICATE)

STATE OF ILLINOIS, COOK COUNTY	ss.

To CHARLES F. CARPENTIER, Secretary of State:

We, the undersigned,

(Do not write in this space)
Date Paid	3-10-64
Initial License Fee	$.50
Franchise Tax	$13.34
Filing Fee	$20.00
Clerk

Name	Number	Street	Address City	State
Milton A. Levenfeld

being natural persons of the age of twenty-one years or more and subscribers to the shares of the corporation to be organized pursuant hereto, for the purpose of forming a corporation under “The Business Corporation Act” of the State of Illinois, do hereby adopt the following Articles of Incorporation:

ARTICLE ONE

The name of the corporation is A . Brandwein & Co.

ARTICLE TWO

The address of its initial registered office in the State of Illinois is: 176 West Adams Street Street, in the City of Chicago (3)
(Zone)
County of Cook and the name of its initial Registered Agent at said address is: Leonard Pressman

ARTICLE THREE

The duration of the corporation is: perpetual

ARTICLE FOUR

The purpose or purposes for which the corporation is organized are:

to manufacture and sell mattresses, box springs, beds and related items, and in connection therewith to buy, sell, lease, mortgage, pledge and otherwise deal with personal property and real estate and to have all of the powers granted to a corporation under the Illinois Business Corporation Act.

ARTICLE FIVE

Paragraph 1: The aggregate number of shares which the corporation is authorized to issue is 100, divided into no classes. The designation of each class, the number of shares of each class, and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, are as follows:

Class	Series (If any)	Number of Shares	Par value per share or statement that shares are without par value
Common		100	$100 par value

Paragraph 2: The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are:

ARTICLE SIX

The class and number of shares which the corporation proposes to issue without further report to the Secretary of State, and the consideration (expressed in dollars) to be received by the corporation therefor, are:

Class of shares	Number of shares	Total consideration to be received therefor
:
Common	10		$1,000.00
		$
		$
		$
		$
		$

ARTICLE SEVEN

The corporation will not commence business until at least one thousand dollars has been received as consideration for the issuance of shares.

ARTICLE EIGHT

The number of directors to be elected at the first meeting of the shareholders is: three

ARTICLE NINE

Paragraph 1: It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be $            .

Paragraph 2: It is estimated that the value of the property to be located within the State of Illinois during the following year will be $            .

Paragraph 3: It is estimated that the gross amount of business which will be transacted by the corporation during the following year will be $            .

Paragraph 4: It is estimated that the gross amount of business which will be transacted at or from places of business in the State of Illinois during the following year will be $            .

Milton A. Levenfeld	Incorporators

OATH AND ACKNOWLEDGMENT

STATE OF ILLINOIS, COOK County	ss.

I, Jeanne La Vigne, a Notary Public, do hereby certify that on the 6th day of March,1964, Milton A. Levenfeld personally appeared before me and being first duly sworn by me severally acknowledged that they signed the foregoing document in the respective capacities therein set forth and declared that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year above written.

/s/ Jeanne La Vigne
Notary Public